Exhibit 3.1

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF Walnut Street Group Holding Limited
Certified as a true copy
For and on behalf of
Global Incorporation Centre Limited

Dated this: 05 MAR 2018

(Adopted by way of special resolutions passed on March 5, 2018)

NAME

1.             The name of the Company isWalnut Street Group Holding Limited.

REGISTERED OFFICE

2.                                      The Registered Office of the Company shall be at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KYI - 1205 Cayman Islands or at such other place as the Directors may from time to time decide.

GENERAL OBJECTS AND POWERS

3.                                      Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as revised, or any other law of the Cayman Islands.

LIMITATION OF LIABILITY

4.                                      The liability of each Member of the Company is limited to the amount from time to time unpaid on such Member’s shares.

CURRENCY

5.                                      Shares in the Company shall be issued in the currency of the United States of America.

AUTHORIZED CAPITAL

6.                                      The authorized share capital of the Company is US$50,000 consisting of 10,000,000,000 shares of a nominal or par value of US$0.000005 each, of which: (i) 7,924,497,940 are designated as ordinary shares of a nominal or par value of US$0.000005 each (the “Ordinary Shares”), of which (x) 1,716,283,460 are designated as class B ordinary shares of a nominal or par value of US$0.000005 each (the “Class B Ordinary Shares”) and (y) 6,208,214,480 are designated as class A ordinary shares of a nominal or par value of US$0.000005 each (the “Class A Ordinary Shares”), and (ii) 2,075,502,060 are designated as preferred shares of a nominal or par value of US$0.000005 each, of which 71,849,380 are designated as series A-1 convertible preferred shares (the “Series A-1 Preferred Shares”), 238,419,800 are designated as series A-2 convertible preferred shares (the “Series A-2 Preferred Shares” and, together with the Series A-1 Preferred Shares, collectively the “Series A Preferred Shares”), 211,588,720 are designated as series B-1 convertible preferred shares (the “Series B-1 Preferred Shares”), 27,781,280 are designated as series B-2 convertible preferred shares (the “Series B-2 Preferred Shares”), 145,978,540 are designated as series B-3 convertible preferred shares (the “Series B-3 Preferred Shares”), 292,414,780 are designated as series B-4 convertible preferred shares (the “Series B-4 Preferred Shares” and, together with the Series B-1 Preferred Shares, the Series B-2 Preferred Shares and the Series B-3 Preferred Shares, the “Series B Preferred Shares”), 56,430,180 are designated as series C-1 convertible preferred shares (the “Series C-1 Preferred Shares”), 238,260,780 are designated as series C-2 convertible preferred shares (the “Series C-2 Preferred Shares” and, together with the Series C-1 Preferred Shares, the “Series C-1/C-2 Preferred Shares”), 241,604,260 are designated as series C-3 convertible preferred shares (the “Series C-3 Preferred Shares” and, together with the Series C-1/C-2 Preferred Shares, collectively the “Series C Preferred Shares”) and 551,174,340 are designated as series D convertible preferred shares (the “Series D Preferred Shares”), with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be Preferred or otherwise shall be subject to the powers herein before contained.

EXEMPTED COMPANY

7.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Article 174 of the Companies Law and, subject to the provisions of the Companies Law and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REGISTERED SHARES AND BEARER SHARES

8.                                      Shares of the Company may be issued as registered shares only. The Company shall not issue shares in bearer form.

DEFINITIONS

9.                                      The meanings of terms used in this Memorandum of Association are as defined in the Articles of Association.

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Walnut Street Group Holding Limited

(Adopted by way of a special resolution passed on March 5, 2018)

PRELIMINARY

The regulations in Table A in the Schedule to the Law (as defined below) do not apply to the Company.

1.                                      In these Articles and the Memorandum, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings

Affiliates

with respect to any Person, shall mean any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, including, without limitation any member, general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is Controlled by or under common Control with, or is managed by or shares common management with, such Person or any other entity which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of these Articles to the contrary, these Articles shall not be binding on, or restrict the activities of, any (x) Sequoia Entity outside of the Sequoia China Sector Group or (y) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

Banyan	Banyan Partners Fund II, L.P., Banyan Partners Fund III, L.P. and Banyan Partners Fund III-A, L.P. and their respective successors, transferees and permitted assigns.

Companies Law	means Companies Law, Cap 22 (Law 3 of 1961, as consolidated, modified, re-enacted and revised) of the Cayman Islands.

Control

(including the terms “Controlling”, “Controlled” and “under common Control with”) of a given Person means the possession, direct or indirect, of the power or authority, whether exercised or not, to direct or cause the direction of the business, management and policies of such Person (including without limitation, the power to determine or cause the determination of equity investment), whether through the ownership of voting securities, by contract or otherwise, provided that such power or authority shall conclusively be presumed to exist upon (a) possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person or (b) over other members of such Person’s immediate family. Immediate family members of a Person include, without limitation, such Person’s spouse, their respective parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law.

Control Documents

means any and all agreements among the WFOE, the Domestic Company and other parties thereto as applicable for the purpose of a variable interest entities structure, including, if applicable, but not limited to: (i) Exclusive Business Cooperation Agreement (独家业务合作协议) dated June 5, 2015 by and among the WFOE and the Domestic Company, (ii) Second Amended and Restated Exclusive Option Agreement (经第二次修订和重述的独家购买权合同) dated June 28, 2017 by and among the WFOE, the Domestic Company and the shareholders of the Domestic Company, (iii) Second Amended and Restated Share Pledge Agreement (经第二次修订和重述的股权质押合同) dated June 28, 2017 by and among the WFOE, the Domestic Company and the shareholders of the Domestic Company, and (iv) Second Amended and Restated Proxy Agreement (经第二次修订和重述的股东表决权委托协议) dated June 28, 2017 by and among the WFOE and the shareholders of the Domestic Company.

Director	a director, including a sole director, for the time being of the Company and shall include an alternate director.

Domestic Company	Hangzhou Aimi Network Technology Co., Ltd. (杭州埃米网络科技有限公司)

ESOP	the employee incentive plans of the Company approved by the Board in accordance with these Articles and the Shareholders Agreement (in each case as amended from time to time).

Founders	HUANG Zheng and SUN Qin.

Group Companies	the Company, the HK Company, the WFOE, the Domestic Company, the Other Domestic Operational Companies and each of their direct or indirect Subsidiaries.

HK Company	HongKong Walnut Street Limited (香港胡桃街有限公司), a company organized and existing under the laws of Hong Kong.

Investors	shall have the meaning ascribed to it in the Shareholders Agreement.

Investor Director	the director appointed by any Investor pursuant to these Articles (as amended from time to time)

Liquidation Event

any (a) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; or (b) sale of shares, merger, consolidation or other similar transaction involving the Company as a result of which its shareholders immediately prior to such transaction will cease to own a majority of the equity securities or voting power in the surviving or resulting entity immediately following the consummation of such transaction; or (c) a sale, lease, transfer or other disposition of all or substantially all the Company’s assets; or (d) a sale, transfer or exclusive license of all or substantially all of the intellectual properties of the Group Companies.

Member

the Person registered in the Register of Members as the holder of shares in the Company and, when two or more Persons are so registered as joint holders of shares, means the Person whose name stands first in the Register of Members as one of such joint holders or all of such Persons, as the context so requires.

Ordinary Majority

holders of more than fifty percent (50%) of the then issued and outstanding Ordinary Shares (other than the Ordinary Shares issued upon the conversion of Preferred Shares and Ordinary Shares held by the Investors).

Ordinary Resolution

a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote.

Ordinary Shares	collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

Other Domestic Operational Companies

Shanghai Xunmeng Information Technology Co., Ltd. (上海寻梦信息技术有限公司), a limited liability company organized and existing under the laws of the PRC; Hangzhou Pinhaohuo Network Technology Co., Ltd. (杭州拼好货网络科技有限公司), a limited liability company organized and existing under the laws of the PRC; and Pinduoduo (Shanghai) Network Technology Co., Ltd. (拼多多(上海)网络科技有限公司), a limited liability company organized and existing under the laws of the PRC.

Person	any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or any other enterprise or entity.

Preferred Majority

collectively, holders of (a) more than two-thirds (2/3) of the then issued and outstanding Series A Preferred Shares, (b) more than seventy-five percent (75%) of the then issued and outstanding Series B Preferred Shares, (c) more than fifty percent (50%) of the then issued and outstanding Series C-1/C-2 Preferred Shares, (d) more than fifty percent (50%) of the then issued and outstanding Series C-3 Preferred Shares and (e) more than fifty percent (50%) of the then issued and outstanding Series D Preferred Shares.

Preferred Shares	collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares.

Preferred Share Issue Price

with respect to the Series A-1 Preferred Share, the Series A-1 Preferred Share Issue Price; with respect to the Series A-2 Preferred Share, the Series A-2 Preferred Share Issue Price; with respect to the Series B-1 Preferred Share, the Series B-1 Preferred Share Issue Price; with respect to the Series B-2 Preferred Share, the Series B-2 Preferred Share Issue Price as applicable; with respect to the Series B-3 Preferred Share, the Series B-3 Preferred Share Issue Price as applicable; with respect to the Series B-4 Preferred Share, the Series B-4 Preferred Share Issue Price; with respect to the Series C-1 Preferred Share, the Series C-1 Preferred Share Issue Price, with respect to the Series C-2 Preferred Share, the Series C-2 Preferred Share Issue Price; with respect to the Series C-3 Preferred Share, the Series C-3 Preferred Share Issue Price; and with respect to the Series D Preferred Share, the Series D Preferred Share Issue Price.

Principal Business	the business of research, development, operation of internet E-commerce (including domestic and cross-border E-commerce).

Qualified Initial Public Offering

a firm commitment underwritten public offering of the Ordinary Shares (or securities representing such Ordinary Shares) on the New York Stock Exchange or the Nasdaq Global or Global Select Market, that has been registered under the Securities Act, with the implied market capitalization of the Company prior to such public offering being no less than US$15,000,000,000 and with the net proceeds (including the proceeds from sale of Shares by existing Shareholders upon such public offering) being no less than US$1,000,000,000 before deduction of underwriting discounts and registration expenses, or in a similar public offering of the Ordinary Shares (or securities representing such Ordinary Shares) which results in the Ordinary Shares (or securities representing such Ordinary Shares) trading publicly on the Main Board of the Hong Kong Stock Exchange; provided that such offering in terms of price, net proceeds, implied market capitalization and regulatory approval is reasonably equivalent to the aforementioned public offering in the United States

Register of Members	the register of Members referred to in these Articles.

resolution of directors	(a)

A resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or

(b) a resolution consented to in writing by all directors or of all members of the committee, as the case may be.

Restricted Persons	shall have the meaning ascribed to it in the Shareholders Agreement.

Securities Act	the United States Securities Act of 1933, as amended from time to time, including any successor statutes.

Sequoia	SCC Growth IV Holdco A, Ltd. and SC GGFII Holdco, Ltd. and their respective successors, transferees and permitted assigns.

Series A-1 Preferred Share Issue Price

the per share price at which the Series A-1 Preferred Shares are issued, which is US$0.0093, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series A-2 Preferred Share Issue Price

the per share price at which the Series A-2 Preferred Shares are issued, which is US$0.0336, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series B-1 Preferred Share Issue Price

the per share price at which the Series B-1 Preferred Shares are issued, which is US$0.1576, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series B-2 Preferred Share Issue Price

the per share price at which the Series B-2 Preferred Shares are issued, which is US$0.1576, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series B-3 Preferred Share Issue Price

the per share price at which the Series B-3 Preferred Shares are issued, which is US$0.1576, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series	the per share price at which the Series B-4 Preferred Shares are issued, which is

B-4 Preferred Share Issue Price	US$0.1710, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series C-1 Preferred Share Issue Price

the per share price at which the Series C-1 Preferred Shares are issued, which is US$0.3545, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series C-2 Preferred Share Issue Price

the per share price at which the Series C-2 Preferred Shares are issued, which is US$0.3985, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series C-3 Preferred Share Issue Price

the per share price at which the Series C-3 Preferred Shares are issued, which is US$0.4139, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series D Preferred Share Issue Price

the per share price at which the Series D Preferred Shares are issued, which is US$2.4832, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

Series D Purchasers	Tencent Mobility Limited, Image Frame Investment (HK) Limited, SC GGFII Holdco, Ltd., Banyan Partners Fund III, L.P. and Banyan Partners Fund III-A, L.P.

Share	an Ordinary Share or Preferred Share in the Company and includes a fraction of any Ordinary Share or Preferred Share.

Shareholder(s)	“Shareholders” means any or all of those Persons at any time holding any Shares of the Company and “Shareholder” means any one of them.

Shareholders Agreement	the Seventh Amended and Restated Shareholders Agreement dated March 5, 2018 by and among the Company, the Series D Purchasers and certain other parties thereto.

Special Resolution

a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a majority of not less than two-thirds (2/3) (or such greater number as may be specified in these Articles) of the vote cast, as provided in the Law, or a written resolution passed by unanimous consent of all Members entitled to vote.

Subsidiary	with respect to any subject Person, any Person that is Controlled directly or indirectly by such subject Person.

Sun Vantage	Sun Vantage Investment Limited.

Tencent	Chinese Rose Investment Limited, Image Frame Investment (HK) Limited and Tencent Mobility Limited, and their respective successors, transferees and permitted assigns.

the Law	the Companies Law of the Cayman Islands and every modification, re-enactment or revision thereof for the time being in force.

the Memorandum	the Memorandum of Association of the Company as originally framed or as from time to time amended.

the Seal	any Seal which has been duly adopted as the Seal of the Company.

these Articles	the Articles of Association as originally framed or as from time to time amended.

WFOE	Hangzhou Weimi Network Technology Co., Ltd. (杭州微米网络科技有限公司), a limited liability company organized and existing under the laws of the PRC, as the wholly-owned Subsidiary of the HK Company.

2.                                      “Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, or other form of writing produced by electronic communication.

3.                                      Save as aforesaid any words or expressions defined in the Law shall bear the same meaning in these Articles.

4.                                      Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.                                      A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by Members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.                                      A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTRATION OF SHARES

7.                                      Register of Members

The Board of Directors of the Company (the “Board”) shall cause to be kept in one or more books a Register of Members which may be kept within or outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)                                 the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)                                 the date on which each Person was entered in the Register of Members; and

(c)                                  the date on which any Person ceased to be a Member.

8.                                      Registered Holder Absolute Owner

8.1                               The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognize any equitable claim or other claim to, or interest in, such share on the part of any other Person.

8.2                               No Person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognize, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)                                 such notice shall be deemed to be solely for the holder’s convenience;

(b)                                 the Company shall not be required in any way to recognize any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)                                  the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)                                 the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognize the holder as having an absolute right to the entirety of the share or shares concerned.

SHARES, AUTHORIZED CAPITAL, CAPITAL

9.                                      Subject to the provisions of these Articles and the Shareholders Agreement, any resolution of the Members and any agreement which is binding on the Company to the contrary, the unissued shares of the Company shall be at the disposal of the directors and Shareholders who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such Persons, at such times and upon such terms and conditions as the Company may by resolution of directors and resolutions of Shareholders determine provided that no share shall be issued at a discount except in accordance with the Law.

10.                               Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors and a resolution of Shareholders.

11.                               Shares in the Company may be issued for such amount of consideration as the directors and the Shareholders may from time to time by resolution of directors and resolution of Shareholders determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of thereof and the excess constitutes share premium.

12.                               A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

13.                               The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

14.                               Shares may be issued as registered shares only. The Company shall not issue shares in bearer form.

15.                               Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the directors, except that the directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

16.                               Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles and the Shareholders Agreement, the Company may purchase, redeem or otherwise acquire and hold its own shares but in accordance with the Law and the Company be and is hereby authorized to make payment out of capital in connection therewith.

17.                               Subject to provisions to the contrary in

(a)                                 the Memorandum or these Articles;

(b)                                 the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued;

(c)                                  the subscription agreement for the issue of the shares, or

(d)                                 the Shareholders Agreement,

the Company may not purchase or redeem its own shares without the consent of Members whose shares are to be purchased or redeemed.

18.                               No purchase or redemption of shares out of capital shall be made unless the directors determine that immediately after the purchase or redemption the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and unless it is in compliance with the provisions of the Law.

19.                               Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding paragraph shall be cancelled and available for re-issue thereafter.

LIEN

20.                               The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

21.                               The Company may sell, in such manner as the directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

22.                               For giving effect to any such sale the directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

23.                               The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

24.                               The directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

25.                               The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

26.                               If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the directors shall be at liberty to waive payment of that interest wholly or in part.

27.                               The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

28.                               The directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

29.                               The directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the directors.

FORFEITURE OF SHARES

30.                               If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

31.                               The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

32.                               If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the directors to that effect.

33.                               A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

34.                               A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

35.                               A statutory declaration in writing that the declarant is a director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

36.                               The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

37.                               The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

38.                               Subject to any limitations in the Memorandum and the Shareholders Agreement, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate.

39.                               The Company shall not be required to treat a transferee of a registered share in the Company as a Member until the transferee’s name has been entered in the Register of Members.

40.                               Subject to any limitations in the Memorandum, these Articles, the Shareholders Agreement and any agreements entered into between the Company and the Members, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the Register of Members the name of the transferee of the share; provided that, the directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments. If the directors refuse to register a transfer, they shall notify the transferee within sixty (60) days of such refusal.

VARIATION OF CLASS RIGHTS

41.                               For so long as any of the Preferred Shares are outstanding, subject to compliance with other consent or approval requirements under these Articles and the Shareholders Agreement, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the Ordinary Majority and the Preferred Majority.

42.                               The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking paripassu therewith or the different rights of appointment of directors.

TRANSMISSION OF SHARES

43.                               The executor or administrator of a deceased Member, the guardian of an incompetent Member or the trustee of a bankrupt Member shall be the only Person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a Member of the Company until they have proceeded as set forth in the next following three regulations.

44.                               The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased Member or of the appointment of a guardian of an incompetent Member or the trustee of a bankrupt Member shall be accepted by the Company even if the deceased, incompetent or bankrupt Member is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

45.                               Any Person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the directors. An application by any such Person to be registered as a Member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt Member and the directors shall treat it as such.

46.                               Any Person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may, instead of being registered himself, request in writing that some Person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

47.                               What amounts to incompetence on the part of a Person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

48.                               Subject to the Law and the provisions of these Articles and the Shareholders Agreement, the Company may from time to time by a Special Resolution to alter the Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

49.                               Subject to the Law and the provisions of these Articles and the Shareholders Agreement, the Company may from time to time by a Special Resolution to alter the Memorandum of Association to:

(a)                                 consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)                                 subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(c)                                  cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any Person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

50.                               For the avoidance of doubt it is declared that Article 49(a) and (b) above do not apply if at any time the shares of the Company have no par value.

51.                               Subject to the Law and the provisions of these Articles and the Shareholders Agreement, the Company may from time to time by Special Resolution reduce its share capital in any way or, subject to Article 146, alter any conditions of its Memorandum of Association relating to share capital.

52.                               Subject to Article 9 of these Articles, the Memorandum, the Shareholders Agreement and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Preferred Shares. The holders of Ordinary Shares (including Class A Ordinary Shares into which any holder’s collective Preferred Shares are convertible), subject to provisions of these Articles, shall:

(a)                                 in the case of the holders of Class A Ordinary Shares, be entitled to one (1) vote per share; and in the case of the holders of Class B Ordinary Shares, be entitled to ten (10) votes per share;

(b)                                 be entitled to such dividends as the Board and the Shareholders may from time to time declare;

(c)                                  in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)                                 generally be entitled to enjoy all of the rights attaching to shares.

The holders of the Preferred Shares shall be entitled to the rights set out in the following Articles and in the Shareholders Agreement.

CONVERSION OF PREFERRED SHARES

53.                               Conversion Rights. Each Class B Ordinary Share shall automatically convert into one Class A Ordinary Share if it ceases to be owned by the Founders or their respective Affiliates. Unless converted earlier pursuant to Article 54 below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Class A Ordinary Shares at any time.

The conversion rate for Preferred Shares shall be determined by dividing the applicable Preferred Share Issue Price by the conversion price then in effect at the date of the conversion. The initial conversion price will be the applicable Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 57 below (the “Preferred Share Conversion Price”).

Nothing in this Article 53 shall limit the automatic conversion rights of Preferred Shares described in Article 54 below.

54.                               Automatic Conversion. Each Preferred Share shall automatically be converted into Class A Ordinary Shares, at the then applicable Preferred Share Conversion Price upon the closing of a Qualified Initial Public Offering. Each Series A Preferred Share shall automatically be converted into Class A Ordinary Shares, at the then applicable Preferred Share Conversion Price upon the consents in writing by the holder(s) of more than seventy five percent (75%) of the then issued and outstanding Series A Preferred Shares. Each Series B Preferred Share shall automatically be converted into Class A Ordinary Shares, at the then applicable Preferred Share Conversion Price upon the consents in writing by the holder(s) of more than seventy five percent (75%) of the then issued and outstanding Series B Preferred Shares. Each Series C-1 Preferred Share and Series C-2 Preferred Share shall automatically be converted into Class A Ordinary Shares, at the then applicable Preferred Share Conversion Price upon the consents in writing by the holder(s) of more than seventy five percent (75%) of the then issued and outstanding Series C-1/C-2 Preferred Shares. Each Series C-3 Preferred Share shall automatically be converted into Class A Ordinary Shares, at the then applicable Preferred Share Conversion Price upon the consents in writing by the holder(s) of more than seventy five percent (75%)of the then issued and outstanding Series C-3 Preferred Shares. Each Series D Preferred Share shall automatically be converted into Class A Ordinary Shares, at the then applicable Preferred Share Conversion Price upon the consents in writing by the holder(s) of more than seventy five percent (75%) of the then issued and outstanding Series D Preferred Shares. In the event of the automatic conversion of the Preferred Shares upon a Qualified Initial Public Offering as aforesaid, the Person(s) entitled to receive the Class A Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified Initial Public Offering.

55.                               Mechanics of Conversion. No fractional Class A Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Preferred Share Conversion Price. Before any holder of Preferred Shares shall be entitled to convert the same into full Class A Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Class A Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Class A Ordinary Shares, if any, and shall update its Register of Members. Such conversion shall be deemed to have been made immediately prior to close of business on the date of such surrender of the shares of Preferred Shares to be converted, and the Person or Persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares on such date after its name is recorded in the Register of Members as the holder of such Class A Ordinary Shares. The directors may effect conversion in any manner permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Class A Ordinary Shares.

56.                               Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Preferred Shares such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Class A Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO CONVERSION PRICE

57.                               (a)                                 Special Definitions. For purposes of this Article 57, the following definitions shall apply:

(i)                                   “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)                                “Original Issue Date” for each class of Preferred Shares shall mean the date on which the first such Preferred Shares was issued.

(iii)                             “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)                            “Securities” shall mean any Shares, Options or Convertible Securities.

(v)                               “Additional Ordinary Shares” for each class of Preferred Shares shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 57(c), deemed to be issued) by the Company after the Original Issue Date, other than:

(A)                             any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the ESOP;

(B)                             any Securities issued pursuant to any share combination, share split, subdivision, recapitalization, share dividend or other similar event in which all the holders of the Preferred Shares are entitled to participate on a pro rata basis;

(C)                             any Securities issued pursuant to a Qualified Initial Public Offering;

(D)                             any Securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, reorganization or other transaction in similar nature in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity approved in accordance with the Shareholders Agreement and Article 59;

(E)                              any Securities issued or issuable to commercial banks or equipment leasers pursuant to a commercial lending or commercial leasing transaction approved by the Board in accordance with the Shareholders Agreement and Article 59; or

(F)                               any Class A Ordinary Shares issued in connection with any exercise of conversion rights by a holder of Preferred Shares pursuant to these Articles.

(b)                                 No Adjustment to Conversion Price. No adjustment in the Preferred Share Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance.

(c)                                  Deemed Issuance of Additional Ordinary Shares.  Subject to provisions of these Articles, the Memorandum and the Shareholders Agreement, in the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued with respect to Preferred Shares, unless the consideration per share (determined pursuant to Article 57(e) hereof) of such Additional Ordinary Share would be less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)                                   no further adjustment to the Preferred Share Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)                                if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                             upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)                             in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)                             in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(iv)                            no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Preferred Share Conversion Price to an amount which exceeds the lower of (i) the Preferred Share Conversion Price immediately prior to the original adjustment date, or (ii) the Preferred Share Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)                               in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Preferred Share Conversion Price shall be made until the expiration or exercise of all such Options, where upon such adjustment shall be made in the manner provided in clause (iii) above.

(d)                                 Adjustment of Preferred Share Conversion Price upon Issuance of Additional Ordinary Shares below the Preferred Share Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Article 57(c)) without consideration or at a subscription price per Ordinary Share (on an as-converted basis) less than any of the applicable Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, then the applicable Preferred Share Conversion Price for such Preferred Shares shall forthwith be reduced, concurrently with such issuance of the Additional Ordinary Shares, to a price (calculated to the nearest cent) determined as set forth hereunder. The mathematical formula for determining the applicable Preferred Share Conversion Price is as follows and is subject to the more detailed textual description set forth thereafter:

AP = OP * (OS + (NP / OP)) / (OS + NS)

WHERE:

AP = the applicable Preferred Share Conversion Price in effect immediately after such issuance of Additional Ordinary Shares

OP = the applicable Preferred Share Conversion Price in effect immediately before such issuance of Additional Ordinary Shares

OS = total issued and outstanding share capital of the Company on a fully-diluted and as-converted basis immediately before such issuance

NP = the total price at which the Additional Ordinary Shares are issued

NS = the number of Additional Ordinary Shares issued

(e)                                  Determination of Consideration. For purposes of this Article 57, the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)                                   Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)                               insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)                               insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board irrespective of the accounting treatment of such property; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)                               in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii)                                Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 57(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)                               the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)                               the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)                                   Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Preferred Share Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares the Preferred Share Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)                                  Adjustments for Other Distributions.  Subject to provisions of these Articles, the Memorandum and the Shareholders Agreement, in the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable there upon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as afore said during such period, subject to all other adjustment called for during such period under this Article 57 with respect to the rights of the holders of the Preferred Shares.

(h)                                 Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)                                     No Impairment. The Company will not, by the amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 57 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

(j)                                    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Preferred Share Conversion Price pursuant to Article 57, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Preferred Share Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(k)                                 Miscellaneous.

(i)                                   All calculations under this Article 57 shall be made to the nearest one hundredth
(1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)                                The Preferred Majority shall have the right to challenge any determination by the
Board of fair value pursuant to this Article 57, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

(iii)                             No adjustment in the Preferred Share Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.000005. Any adjustment of less than US$0.000005 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.000005 or more in such conversion price.

VOTING RIGHTS

58.                               Subject to the provisions of the Memorandum, these Articles and/or the Shareholders Agreement, at all general meetings of the Company: (a) the holder of each Class A Ordinary Share issued and outstanding shall have one (1) vote in respect of each Class A Ordinary Share held and (b) the holder of each Class B Ordinary Share issued and outstanding shall have ten (10) votes in respect of each Class B Ordinary Share held. Each Preferred Share shall carry a number of votes equal to the number of Class A Ordinary Shares then issuable upon its conversion into Class A Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. To the extent that applicable law, the Memorandum, these Articles and/or the Shareholders Agreement require the Preferred Shares to vote separately as a class with respect to any matters, or with respect to any matters provided in Article 59, the Preferred Shares shall vote separately as a class or classes with respect to such matters. Otherwise, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class.

PROTECTIVE PROVISIONS

59.                               (A) In addition to such other limitations as may be provided in the these Articles, and notwithstanding anything to the contrary in these Articles, for so long as any of the Preferred Shares are outstanding, the following acts of any Group Companies (whether in a single transaction or a series of related transactions, and whether directly or indirectly) shall require the prior written consent of the Ordinary Majority and the Preferred Majority; provided that, in the event that any such act in Article 59(A)(h) relates in any way to a Restricted Person, it shall also require the prior written approval of Tencent as long as Tencent (together with its Affiliates) holds 5% or more of the Company’s outstanding Shares (on an as-converted basis); further provided that notwithstanding anything to the contrary contained herein, where any act listed in clauses (a) to (n) below requires a Special Resolution of the shareholders in accordance with the applicable Cayman law, and if the shareholders vote in favor of such act but the approval of the Ordinary Majority and the Preferred Majority has not yet been obtained, the votes of the holders of the Ordinary Shares and the Preferred Shares who vote against such act at a meeting of the shareholders shall be deemed to be equal to the votes of all the shareholders who vote in favor of such act plus one.

(a)                                 any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of any Share;

(b)                                 any action that shall result in any equity security of the Company, outstanding or to be issued, having any preference or priority that shall be senior to or on a parity with the Preferred Shares;

(c)                                  any action that creates, authorizes or issues, any equity securities (including any options or warrants for, or any other securities exchangeable for or convertible into, such equity interest of such Group Company) which may dilute the direct or indirect shareholding of any holder of Preferred Shares in any Group Company or any action that reclassifies, repurchases or redeems any equity securities, excluding (i) any issuance of Ordinary Shares upon conversion of the Preferred Shares, (ii) any action pursuant to the terms of the ESOP including the issuance or repurchase of any employee equity incentive stocks (or options or warrants therefor) and (iii) any repurchase of the equity securities by the Company pursuant to Section 4.1 of the Shareholders Agreement;

(d)                                 any change to the Memorandum and Articles of Association or other charter documents of any Group Company that would directly or indirectly adversely affect the rights of the Preferred Shares;

(e)                                  sell, transfer, charge, encumber or other disposition of all or substantially all of the assets of the Group Companies (taken as a whole);

(f)                                   sell, transfer, charge, encumber or other disposition of any equity interest in a Group Company (other than the Company) except pursuant to Section 10.3 of the Shareholders Agreement;

(g)                                  any declaration, set aside or payment of a dividend or other distribution by any Group Company to the Shareholders;

(h)                                 any action that results in any merger, consolidation, or other corporate reorganization, or any transaction or series of transactions in which in excess of 50% of the Company’s voting power is transferred or in which all or substantially all of the assets of the Group Companies (taken as a whole) are sold, or all or substantially all of the intellectual properties of the Group Companies (taken as a whole) are licensed;

(i)                                     the liquidation, dissolution or winding up of any Group Company;

(j)                                    the approval of the initial public offering of the Company (excluding the Qualified Initial Public Offering);

(k)                                 cease to conduct or carry on the Principal Business by the Company, change of any material part of its Principal Business or enter into business that is not included in the Principal Business, and other material change to the Principal Business;

(l)                                     any change of the size or composition of the Board, or the manner in which the directors are appointed (except for the removal of any director appointed by the Investors pursuant to Section 10.2 of the Shareholders Agreement);

(m)                             any amendment to or termination or waiver of any provision of any Control Documents or any change in the equity ownership of the Domestic Company or Other Domestic Operational Companies except pursuant to Section 10.3 of the Shareholders Agreement; or

(n)                                 any agreement or commitment to do any of the foregoing.

(B) In addition to such other limitations as may be provided in these Articles, for so long as any of the Preferred Shares are outstanding, the following acts of Group Company (whether in a single transaction or a series of related transactions, and whether directly or indirectly) shall require the prior written approval of the Board (including at least two affirmative votes from the Investor Directors; provided, however, that if the number of the Investor Directors is five or more, including affirmative votes of at least one-half (1/2) of the Investor Directors, which must include the Tencent Director); provided that, in the event that any action herein relates in any way to a Restricted Person, it shall also require the prior written approval of Tencent; provided, further, that, for any action listed in sub-clause (b) below, the Tencent Director’s prior written consent is required.

(a)                                 the adoption, amendment or review of the annual budget or business plan of the Company.

(b)                                 any creation, adoption or amendment of the ESOP, including new issuance, grant, price, repurchase and cancellation of any shares under the ESOP;

(c)                                  the appointment and removal of the chief executive officer, the chief financial officer, the chief technical officer, the chief operating officer and general manager of any Group Company;

(d)                                 employ or alter the auditor of the Company, settle, alter or manage the financial and/or audit policy of any Group Company;

(e)                                  make any borrowing in excess of US$50,000,000 (or its equivalent in other currencies) individually or in the aggregate during any fiscal year;

(f)                                   make any loan or advance or give any credit in excess of US$500,000 (or its equivalent in other currencies) to any Person individually or in the aggregate during any fiscal year;

(g)                                  enter into any contract or binding commitment or any agreement with exclusive relationship by any of the Group Companies having a value or likely to involve expenditure in excess of US$10,000,000 at any time in respect of any one transaction or in excess of US$10,000,000 at any time in related transactions in any fiscal year, except for in the ordinary course of business and on an arm’s length basis and terms;

(h)                                 give any guarantee, indemnity or security to secure the liabilities or obligations of any Person;

(i)                                     any transaction or series of transactions between any Group Company on the one hand and any of direct or indirect shareholders, director, officer or employee of any Group Company, or any affiliate of such shareholder of any Group Company or any of its officers, directors or shareholders in excess of certain amount decided by the Board, except any transaction or series of transactions (i) between two or more Group Companies that are wholly owned by the Company or (ii) between the Group Companies and their employees in the ordinary course of business including the payment and adjustment of compensation and benefits, and execution of employment agreements and other related instruments and documents;

(l)                                     initiate or settle any material litigation or arbitration;

(k)                                 adopt or amend the list of the Company Competitors (as defined in the Shareholders Agreement) or the Company Restricted Persons (as defined in the Shareholders Agreement);

(1)                                 reach a joint venture agreement or arrangement with a third party; or

(m)                             any agreement or commitment to do any of the foregoing.

(C) Notwithstanding anything to the contrary in these Articles, (i) a director who is in any way, whether directly or indirectly, interested in a contract or arrangement or a proposed contract or arrangement that is subject to the prior written consent or approval as required under this Article 59(B), (the “Interested Director”) shall declare the nature of his or her interest in such contract or arrangement to the Company as soon as practicable after the Interested Director receives a request from the Company seeking consent or approval with respect to such contract or arrangement; (ii) the Interested Director shall refrain from attending any meeting of the Board, discussing such contract or arrangement with any other director, and/or voting in connection with such contract or arrangement; and (iii) the attendance of the Interested Director shall not be required for constituting quorum of the meeting of the Board at which such contract or arrangement shall come before the meeting for consideration.

(D) This Article 59 shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of a Qualified Initial Public Offering, or (b) the consummation of a Liquidation Event.

MEETINGS AND CONSENTS OF
MEMBERS

60.                               The directors of the Company may convene meetings of the Members of the Company at such times and in such manner and places within or outside the Cayman Islands as the directors consider necessary or desirable.

61.                               Upon the written request of Members holding ten percent or more of the outstanding voting shares in the Company (each Class B Ordinary Share shall be counted as ten Class A Ordinary Shares for the purpose of this Article 61), the directors shall convene a meeting of Members promptly, and in any event within ten (10) business days, following receipt by the Company of such a request.

62.                               The directors shall give not less than seven days’ notice of meetings of Members to those Persons whose names on the date the notice is given appear as Members in the share register of the Company and are entitled to vote at the meeting.

63.                               The directors may fix the date notice is given of a meeting of Members as the record date for determining those shares that are entitled to vote at the meeting.

64.                               The inadvertent failure of the directors to give notice of a meeting to a Member, or the fact that a Member has not received notice, does not invalidate the meeting.

65.                               A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

66.                               The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the Person named in such instrument proposes to vote.

67.                               An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

(Name of Company)

I/We             being a member of the above Company with             shares HEREBY APPOINT             of             or failing him                  of             to be my/our proxy to vote for me/us at the meeting of members to be held on the             day of             and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this day of

Member

68.                               The following shall apply in respect of joint ownership of shares:

(a)                                 if two or more Persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)                                 if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and;

(c)                                  if two or more of the joint owners are present in person or by proxy they must vote as one.

69.                               A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

70.                               No business shall be transacted at any meeting of Members unless a quorum is present. The quorum for a meeting of members shall be such Member(s) present in person or by proxy holding (i) not less than a majority of the issued and outstanding Ordinary Shares, (ii) not less than a majority of the then issued and outstanding Series A Preferred Shares, (iii) not less than a majority of the then issued and outstanding Series B Preferred Shares, (iv) not less than a majority of the then issued and outstanding Series C Preferred Shares and (v) not less than a majority of the then issued and outstanding Series D Preferred Shares.

71.                               If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting, a quorum is not present within an hour from the time appointed for the meeting, any Member(s) holding at least fifty percent (50%) of voting rights of the outstanding share capital of the Company (whether in person or by proxy or representative) shall constitute a quorum.

72.                               At every meeting of Members, the Chairman of the Board shall preside as Chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Members present shall choose someone present at the meeting to be the Chairman. If the Members are unable to choose a Chairman for any reason, then the Person representing the greatest number of voting rights present in person or by prescribed proxy at the meeting shall preside as Chairman failing which the oldest individual Member or representative of a member present shall take the chair.

73.                               The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

74.                               At any meeting of the members the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

75.                               Any Person other than an individual shall be regarded as one Member and subject to the specific provisions hereinafter contained for the appointment of representatives of such Persons the right of any individual to speak for or represent such Member shall be determined by the law of the jurisdiction where, and by the documents by which, the Person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified Person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Member.

76.                               Any Person other than an individual which is a Member of the Company may by resolution of its directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the Person so authorized shall be entitled to exercise the same power on behalf of the Person which he represents as that Person could exercise if it were an individual Member of the Company.

77.                               The Chairman of any meeting at which a vote is cast by proxy or on behalf of any Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such Person shall be disregarded.

78.                               Directors of the Company may attend and speak at any meeting of Members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

79.                               An action that may be taken by the Members at a meeting may also be taken by a resolution of Members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the Members, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more Members.

DIRECTORS

80.                               The first directors of the Company shall be appointed by the subscriber to the Memorandum; and thereafter, the directors shall be elected by the Members for such term as the Members determine.

81.                               The Company shall be managed by a Board. Subject to Section 10.2 of the Shareholders Agreement, the Board shall consist of no more than eight (8) members, among which, (a) for so long as Tencent holds any Share, Tencent shall be entitled to appoint one (1) director (the “Tencent Director”) to the Board, (b) for so long as Sequoia holds any Share, Sequoia shall be entitled to appoint one (1) director to the Board (together with the Tencent Director, the “Series C Directors”, and each a “Series C Director”), (c) for so long as Banyan holds any Share, Banyan shall be entitled to appoint one (1) director to the Board, (d) for so long as Sun Vantage holds any Share, Sun Vantage shall be entitled to appoint one (1) director to the Board (together with the Director appointed by Banyan, the “Series B Directors”, and each a “Series B Director”), and (e) the Ordinary Majority shall be entitled to appoint four (4) director to the Board (collectively, the “Management Directors”), one of which shall be HUANG Zheng (the “Founder Director”). When the number of Management Directors is less than four (4), the Founder Director is entitled to exercise the voting right of the vacant Management Director(s) that should otherwise be appointed by the Ordinary Majority in accordance with this Article 81, and the board of directors of the Company’s Subsidiaries, as applicable, shall apply to such mechanism mutatis mutandis. Any vacancy on the Board occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the same shareholder or shareholders who nominated and elected such director. Each director (other than the Founder Director) is entitled to one (1) vote, while the Founder Director shall be entitled to two (2) votes at each meeting of the Board. Tencent shall be entitled to appoint one (1) representative to attend all meetings of the Board in the non-voting observer capacity. The holders of the remaining Preferred Shares shall be entitled to appoint two (2) representatives to attend all meetings of the Board in the non-voting observer capacity by a simple majority of votes (voting as a single class and on an as-converted basis). This Article 81 shall terminate and be of no further force or effect upon consummation of a Qualified Initial Public Offering, provided that, to the extent permitted by the applicable laws and listing rules, this Article 81 shall not terminate and shall be of full force and effect with respect to Tencent and the Tencent Director after consummation of a Qualified Initial Public Offering.

82.                               Any director of the Company may be removed from the Board by the Members of the Company or in the manner specified by the Law and these Articles, but with respect to a director appointed pursuant to Article 81, only upon the vote or written consent of the Members entitled to appoint such director. Any vacancies created by the resignation, removal or death of a director appointed pursuant to Article 81 shall be filled pursuant to Article 81.

83.                               A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

84.                               The Company shall keep a register of directors containing:

(a)         the names and addresses of the Persons who are directors of the Company;

(b)                                 the date on which each Person whose name is entered in the register was appointed as a director of the Company; and

(c)                                  the date on which each Person named as a director ceased to be a director of the Company.

85.                               A copy of the register of directors shall be kept at the registered office of the Company.

86.                               With the prior approval or subsequent ratification by an Ordinary Resolution and subject to all other approvals required under the Memorandum or these Articles, the Board may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

87.                               A director shall not require a share qualification, and may be an individual or a company.

POWERS OF DIRECTORS

88.                               The business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Law or by the Memorandum or these Articles required to be exercised by the Members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of Members; but no requirement made by a resolution of Members shall prevail if it be inconsistent with these Articles or the Shareholders Agreement nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

89.                               The directors may, by a resolution of directors, appoint any Person, including a Person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

90.                               Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles, the Shareholders Agreement or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors and/or a resolution of Shareholders under the Law and these Articles and the Shareholders Agreement.

91.                               Any director which is a body corporate may appoint any Person its duly authorized representative for the purpose of representing it at meetings of the Board of Directors or with respect to unanimous written consents.

92.                               The continuing directors may act notwithstanding any vacancy in their body.

93.                               The directors may by resolution of directors and resolution of Shareholders (if so required) exercise all the powers of the Company subject to all approvals required under the Memorandum, these Articles and the Shareholders Agreement to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

94.                               All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors and resolution of Shareholders (if so required under these Articles and the Shareholders Agreement).

95.                               The Directors shall cause to be kept the register of mortgages and charges required by the Law.

96.                               The register of mortgages and charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

PROCEEDINGS OF DIRECTORS

97.                               The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the directors may determine to be necessary or desirable; provided, that the Board and the Committee (as defined in Article 107 below) shall meet at least every three months.

97A.                      The quorum necessary for the transaction of the business of the Directors is a majority of Directors, including (a) at least four (4) of the Investor Directors (including the Tencent Director) or (b) at least one-half (1/2) of the Investor Directors once the number of the Investor Directors reaches five or more; provided, however, if such quorum cannot be obtained in two (2) consecutive duly called Board meetings due to the failure of any Investor Director to attend such meetings after receiving proper notice, then the attendance of at least half of the directors at the second duly called Board meeting shall constitute a quorum. This Article 97A shall terminate and be of no further force or effect upon consummation of a Qualified Initial Public Offering, provided that, to the extent permitted by the applicable laws and listing rules, this Article 97A shall not terminate and shall be of full force and effect with respect to Tencent and the Tencent Director after consummation of a Qualified Initial Public Offering.

98.                               A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

99.                               A director shall be given not less than seven (7) days’ notice of meetings of directors, but a meeting of directors held without seven (7) days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

100.                        A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

101.                        At every meeting of the directors the Chairman of the Board shall preside as Chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting the Vice Chairman of the Board shall preside. If there is no Vice Chairman of the Board or if the Vice Chairman of the Board is not present at the meeting the directors present shall choose someone of their number to be Chairman of the meeting.

102.                        An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

103.                        The directors shall cause the following corporate records to be kept:

(a)                                 minutes of all meetings of directors, Members, committees of directors, committees of officers and committees of Members;

(b)                                 copies of all resolutions consented to by directors, Members, committees of directors, committees of officers and committees of Members; and

(c)                                  such other accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

104.                        The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the directors determine.

105.                        The directors may, by resolution of directors, designate one or more committees. Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

106.                        The meetings and proceedings of each committee of directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

107.                        The Company shall set up a compensation committee (the “Compensation Committee”), audit committee (the “Audit Committee”)and any other committee necessary(collectively, the “Committees”) at the time determined by the Board, and the Tencent Director shall be entitled to participate in each Committee as a member of it. Once the number of Investor Directors reaches five or more, at least one-half (1/2) of the Investor Directors shall be entitled to participate in each Committee as members of it. The Compensation Committee shall be in charge to implement equity guidelines for the Company, as well as approve compensation packages, severance agreements, employee’s stock options plan and employment agreement for all senior managers (including vice president and above), and shall be responsible for evaluating and recommending to the Board actions related to such matters. The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company. This Article 107 shall terminate and be of no further force or effect upon consummation of a Qualified Initial Public Offering, provided that, to the extent permitted by the applicable laws and listing rules, this Article 107 shall not terminate and shall be of full force and effect with respect to Tencent and the Tencent Director after consummation of a Qualified Initial Public Offering.

OFFICERS

108.                        Subject to Article 59 or elsewhere in these Articles and the Shareholders Agreement, the Company may by resolution of the Board, appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board, a Vice Chairman of the Board, a President and one or more Vice Presidents, Secretaries and Financial Controller and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same Person.

109.                        The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or Ordinary Resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

110.                        The emoluments of all officers shall be fixed by resolution of the Board, provided, that the Company shall not provide any director’s fee, other remuneration or emolument to directors that are not independent directors. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof.

111.                        Subject to compliance with Article 108, the officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

112.                        Subject to Article 59(C), no agreement or transaction between the Company and one or more of its directors or any Person in which any director has a financial interest or to whom any director is related, including as a director of that other Person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

INDEMNIFICATION

113.                        Subject to the limitations hereinafter provided and to all applicable laws, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any Person who

(a)                                 is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the Person is or was a director, an officer or a liquidator of the Company; or

(b)                                 is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

114.                        Subject to the Memorandum or these Articles and any indemnification agreement entered into among the director, the Company and other relevant parties (if applicable), the Company may indemnify a Person if the Person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

115.                        The decision of the directors as to whether the Person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the Person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

116.                        The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolleprosequi does not, by itself, create a presumption that the Person did not act honestly and in good faith and with a view to the best interests of the Company or that the Person had reasonable cause to believe that his conduct was unlawful.

117.                        If a Person to be indemnified has been successful in defense of any proceedings referred to above the Person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the Person in connection with the proceedings.

118.                        The Company may purchase and maintain insurance in relation to any Person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the Person and incurred by the Person in that capacity, whether or not the Company has or would have had the power to indemnify the Person against the liability as provided in these Articles.

SEAL

119.                        The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein, the Seal, when affixed to any written instrument, shall be witnessed and attested to by the signature of a director or any other Person so authorized from time to time by resolution of directors. Such authorization may be before or after the seal is affixed may be general or specific and may refer to any number of sealing. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized Person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

120.                        The holders of outstanding shares of the Company shall be entitled to receive dividends, out of any assets legally available therefor, payable in U.S. dollars and annually when, as and if declared by the Board as of the date fixed for determining those entitled to receive such distribution. Such distributions shall not be cumulative. No dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is first paid in full on the Preferred Shares (on an as-converted basis). The holders of the Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board in accordance with Article 59 on an as-converted basis. All declared but unpaid dividends shall be paid in cash when and as such cash becomes legally available to the Shareholders immediately prior to the completion of a Qualified Initial Public Offering.

120A                  The holder(s) of Series D Preferred Shares shall be entitled to receive prior and in preference to any declaration or payment of dividends on the Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Ordinary Shares and any other classes of shares, on an annual basis, preferential, non-cumulative dividends payable in cash (if any) when and as such cash becomes legally available therefor on parity with each other; provided that such dividends shall be payable only when, as, and if declared by the Board in accordance with Article 59.

120B                  Subject to foregoing provision, the holder(s) of Series C-3 Preferred Shares and Series C-2 Preferred Shares shall be entitled to receive prior and in preference to any declaration or payment of dividends on the Series C-1 Preferred Shares, Series B Preferred Shares, Series A Preferred Shares, Ordinary Shares and any other classes of shares, on an annual basis, preferential, non-cumulative dividends payable in cash (if any) when and as such cash becomes legally available therefor on parity with each other; provided that such dividends shall be payable only when, as, and if declared by the Board in accordance with Article 59.

120C                  Subject to foregoing provision, the holder(s) of Series C-1 Preferred Shares and Series B Preferred Shares shall be entitled to receive prior and in preference to any declaration or payment of dividends on the Series A Preferred Shares, the Ordinary Shares and any other classes of shares, on an annual basis, preferential, non-cumulative dividends payable in cash (if any) when and as such cash becomes legally available therefor on parity with each other; provided that such dividends shall be payable only when, as, and if declared by the Board in accordance with Article 59.

120D                  Subject to foregoing provision, the holder(s) of Series A Preferred Share shall be entitled to receive prior and in preference to any declaration or payment of dividends on the Ordinary Shares and any other classes of shares, on an annual basis, preferential, non-cumulative dividends payable in cash (if any) when and as such cash becomes legally available therefor on parity with each other; provided that such dividends shall be payable only when, as, and if declared by the Board in accordance with Article 59.

121.                        Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles and the Shareholders Agreement, the Company may by a resolution of directors declare and pay dividends in money, shares, or other property. In the event that dividends are paid in specie the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

122.                        Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles and the Shareholders Agreement, the directors may from time to time pay to the Members such interim dividends as appear to the directors to be justified by the profits of the Company.

123.                        The directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

124.                        Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Law, these Articles and the Shareholders Agreement.

125.                        Notice of any dividend that may have been declared shall be given to each Member in manner hereinafter mentioned and all dividends unclaimed for 3 years after having been declared may be forfeited by resolution of the directors for the benefit of the Company.

126.                        No dividend shall bear interest as against the Company and no dividend shall be paid on shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 per cent of the vote in electing directors.

127.                        The Board may resolve to capitalize any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

128.                        The Board may resolve to capitalize any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

129.                        A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

130.                        The Company shall prepare an audited annual consolidated financial statements and an unaudited consolidated quarterly financial statements, each in accordance with the international financial reporting standards or the generally accepted accounting principles in the United States, which shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

131.                        The accounts of the Company shall be audited at least annually by one of PricewaterhouseCoopers, KPMG, Deloitte and Ernst & Young, or another international reputable firm of independent certified public accountants acceptable to the Board starting from the fiscal year 2018.

132.                        The first auditors shall be appointed by resolution of directors, and subsequent auditors shall be appointed by the Board in accordance with the Memorandum and these Articles (including Article 59) and the Shareholders Agreement.

133.                        The auditors may be Members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

134.                        The remuneration of the auditors of the Company

(a)         in the case of auditors appointed by the directors, may be fixed by resolution of directors;

(b)                                 subject to the foregoing, shall be fixed by an Ordinary Resolution or in such manner as the Company may by an Ordinary Resolution determine.

135.                        The auditors shall examine each profit and loss account and balance sheet required to be served on every Member of the Company or laid before a meeting of the Members of the Company and shall state in a written report whether or not

(a)                                 in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b)                                 all the information and explanations required by the auditors have been obtained.

136.                        The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be served on the Members.

137.                        Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

138.                        The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

139.                        Any notice, information or written statement to be given by the Company to Members may be served in the case of Members holding registered shares in any way by which it can reasonably be expected to reach each Member (including email) or by mail addressed to each Member at the address shown in the share register.

140.                        Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered office of the Company.

141.                        Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office of the Company or that it was mailed in such time as to admit to its being delivered to the registered office of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

142.                        (a)           Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.

(b)           Where a notice is sent by cable, telex, or facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.

(c)           Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

VOLUNTARY WINDING UP AND DISSOLUTION

143.                        Subject to the provisions of the Memorandum and the Shareholders Agreement, the Company may voluntarily commence to wind up and dissolve by a Special Resolution.

DRAG-ALONG SALE

144A.               Subject to the provisions of the Shareholders Agreement, if, at any time after March 5, 2023 and prior to an Qualified Initial Public Offering, holder(s) of at least two-thirds (2/3) of the outstanding Preferred Shares voting together as a single class and the Ordinary Majority (collectively the “Accepting Shareholders”) approve (i) a merger, consolidation or other business combination of the Company with or into any other business entity in which the Shareholders immediately before such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, or (ii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Group Companies (taken as a whole), to a third party (each such transaction duly approved by the Accepting Shareholders in accordance with the terms hereof, a “Drag-Along Sale”), provided that the pre-money valuation of the Company immediately prior to the Drag Along Sale is in excess of US$15,000,000,000, then the other Shareholders and their respective assignees shall agree to, and shall vote in favor of, such Drag-Along Sale and shall transfer their shares or ownership interest in the Group Companies involved in such Drag-Along Sale as required to effect the Drag-Along Sale. The Shareholders shall also procure all other shareholders of the relevant Group Companies to vote in favor of such Drag-Along Sale and to transfer their shares or ownership interest in the Group Companies involved in such Drag-Along Sale as required to effect the Drag-Along Sale.

144B.               The restrictions on transfers of shares or ownership interests in the Group Companies set forth in Sections 3 and 4 of the Shareholders Agreement shall not apply in connection with a Drag-Along Sale. Notwithstanding anything to the contrary contained herein, (x) as long as Tencent (together with its Affiliates) holds 10% or more of the Company’s total outstanding Shares (on an as-converted basis), neither the Group Companies nor the Shareholders shall enter into a Drag-Along Sale with any Restricted Persons without prior written consent of Tencent and (y) as long as Tencent (together with its Affiliates) holds 5% or more (but not more than 10%) of the Company’s total outstanding Shares (on an as-converted basis), any proposed Drag-Along Sale by the then Shareholders of the Company (except Tencent) is not subject to any approval by Tencent but shall be subject to Tencent’s Special Right of First Refusal pursuant to and in accordance with Section 4.4 of the Shareholders Agreement, provided that Section 4.4 of the Shareholders Agreement shall be applicable to any transfer of Ordinary Shares to one or more Restricted Persons mutatis mutandis.

144C.               Each Shareholder agrees to make representations and warranties in connection with such proposed Drag Along Sale regarding (a) ownership and authorization to sell the shares or ownership interest in the Group Companies to be sold by itself (except that each Investors shall not be obligated to make such representations and warranties regarding any equity interest held by it or its nominee in the Domestic Company) and (b) no existence of any material violation as a result of such sale under any material agreement to which such Shareholder is a party, and which would materially affect such Drag Along Sale.

144D.               Each Shareholder agrees to obtain any consents or approvals in order to facilitate the transfer of its shares or ownership interest in the Group Companies pursuant to Article 144A-I without significant expenses and to pay its pro rata share of expenses incurred in connection with the transaction contemplated pursuant to Article 144A-I.

144E.                In the event that the Accepting Shareholders approve a Drag-Along Sale, then each Shareholder hereby agrees with respect to all shares or ownership interest in the Group Companies that it beneficially owns:

(a)                                                                                 in the event such transaction requires the approval of the Shareholders, (i) if the matter is to be brought to a vote at a general meeting, after receiving proper notice of any meeting of Shareholders of the Company to vote on the approval of a Drag-Along Sale, to be present, in person or by proxy, as a holder of Shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (ii) to vote (in person, by proxy or by written consent, as applicable) all Shares in favor of such Drag-Along Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of any Group Company to consummate such Drag-Along Sale;.

(b)                                                                                 to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Drag-Along Sale;

(c)                                                                                  to execute and deliver all related documentation and take such other action necessary to consummate the proposed Drag-Along Sale, including without limitation amending the Memorandum and these Articles and the then existing charter documents of the Group Companies involved in the proposed Drag-Along Sale; and

(d)                                                                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in the these Articles or the Shareholders Agreement, any voting securities owned by such Shareholder or its Affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquiring party in connection with a Drag-Along Sale.

144F.                 In furtherance of the foregoing, each Shareholder irrevocably appoints the Company to take, and the Company is hereby expressly authorized by each Shareholder to take on such Shareholder’s behalf (without receipt of any further consent by such Shareholder), any or all of the following actions: (i) vote all of the voting shares or ownership interest in the Group Companies beneficially owned by such Shareholder in favor of any such proposed Drag Along Sale; (ii) otherwise consent on such Shareholder’s behalf to such proposed Drag Along Sale; (iii) sell all of such Shareholder’s shares or ownership interest in the Group Companies in such proposed Drag Along Sale, in accordance with the terms and conditions of Article 144A-I; and/or (iv) act as such Shareholder’s attorney-in-fact in relation to any such proposed Drag Along Sale and have the full authority to sign and deliver, on behalf such Shareholder, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any Shares in the event that such Shareholder has lost or misplaced the relevant share certificate. Each Shareholder furthermore agrees to take all necessary actions in connection with the consummation of such Drag Along Sale as reasonably requested by the Accepting Shareholders, including without limitation entering into all customary agreements and other documents as may be requested by the Accepting Shareholders to close the Drag Along Sale.

144G.               Notwithstanding any provision in these Articles (including without limitation Article 41) and the Shareholders Agreement to the contrary, to the extent permitted by applicable laws, any Transfer or transaction contemplated under Article 144A-I shall not be subject to any prior written consent or approval of any Shareholder or director except those specifically set forth in Article 144A-I.

144H.              Exceptions. Notwithstanding the foregoing, an Investor will not be required to comply with Article 144A hereof in connection with any Drag Along Sale unless:

(a)                                                                                 it shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Drag Along Sale;

(b)                                                                                 its liability for indemnification in the Drag Along Sale, if any, is several and not joint with any other Person, and is proportionate to the amount of consideration paid to it in connection with the Drag Along Sale;

(c)                                                                                  liability shall be limited to its applicable share (determined based on the respective proceeds payable to each Shareholder in connection with the Drag Along Sale) of an amount that applies equally to all Shareholders, but in no event in excess of the amount of consideration payable to such Investor in connection with the Drag-Along Sale, except with respect to claims related to fraud by such Investor, the liability for which shall not be limited as to such Investor;

(d)                                                                                 it shall not be required to assume any obligations in connection with the Drag Along Sale other than customary obligations (which, for the avoidance of doubt, shall not include any non-compete provisions, non-solicitation provisions, exclusivity provisions, or other restrictions on the business of such Investor or its Affiliates);

(e)                                                                                  holders of the same sub-class or sub-series of Shares will receive the same form and amount of consideration per Share in the Drag Along Sale; and

(f)                                                                                   all holders of Preferred Shares are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in these Articles in effect immediately prior to the Drag Along Sale as if such transaction was a Liquidation Event.

144I.                   Termination. The rights and covenants set forth in Article 144A-I shall terminate and be of no further force or effect upon the earlier to occur of: (a) immediately before the consummation of a Qualified Initial Public Offering, or (b) the consummation of a Liquidation Event.

LIQUIDATION PREFERENCE

145A.               Liquidation Preference. In the event of a Liquidation Event, the holders of the then issued and outstanding Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount equal to:

(1)                                 for each holder of the Series D Preferred Shares, subject to the provisions of Article 145A(11), an amount equal to the greater of: (a) an amount that equals to (A) the number of Series D Preferred Shares then held by such holder multiplied by (B) (i) one hundred percent (100%) of the Series D Preferred Share Issue Price plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the Series D Preferred Share Issue Price, beginning on March 5, 2018, plus (iii) all declared but unpaid dividends on such Series D Preferred Share; and (b) the amount that such holder of Series D Preferred Share(s) would have received had no Preference Amount were payable after a Liquidation Event and the entire assets and funds of the Company legally available for distribution to the Preferred Shares and Ordinary Shares were to be distributed on a pro rata, paripassu basis among the holders of the Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares (collectively, the “Series D Preferred Share Preference Amount”)

(2)                                 for the holder of the Series C-3 Preferred Shares, subject to the provisions of Article 145A(12), an amount equal to the greater of:(a) an amount that equals to (A) the number of Series C-3 Preferred Shares then held by such holder multiplied by (B) (i) one hundred percent (100%) of the Series C-3 Preferred Share Issue Price, plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the Series C-3 Preferred Share Issue Price, beginning on June 28, 2017, plus (iii) all declared but unpaid dividends on such Series C-3 Preferred Share; and (b) the amount that such holder of Series C-3 Preferred Share(s) would have received had no Preference Amount were payable after a Liquidation Event and the entire assets and funds of the Company legally available for distribution to the Preferred Shares and Ordinary Shares were to be distributed on a pro rata, paripassu basis among the holders of the Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares (collectively, the “Series C-3 Preferred Share Preference Amount”);

(3)                                 for the holder of the Series C-2 Preferred Shares, subject to the provisions of Article 145A(12), an amount equal to the greater of:(a) an amount that equals to (A) the number of Series C-2 Preferred Shares then held by such holder multiplied by (B) (i) one hundred percent (100%) of the Series C-2 Preferred Share Issue Price, plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the Series C-2 Preferred Share Issue Price, beginning on February 13, 2017, plus (iii) all declared but unpaid dividends on such Series C-3 Preferred Share; and (b) the amount that such holder of Series C-2 Preferred Share(s) would have received had no Preference Amount were payable after a Liquidation Event and the entire assets and funds of the Company legally available for distribution to the Preferred Shares and Ordinary Shares were to be distributed on a pro rata, paripassu basis among the holders of the Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares (collectively, the “Series C-2 Preferred Share Preference Amount”);

(4)                                 for the holder of the Series C-1 Preferred Shares, subject to the provisions of Article 145A(13), an amount equal to the greater of: (a) an amount that equals to (A) the number of Series C-1 Preferred Shares then held by such holder multiplied by (B) (i) one hundred percent (100%) of the Series C-1 Preferred Share Issue Price, plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the Series C-1 Preferred Share Issue Price, beginning on February 13, 2017, plus (iii) all declared but unpaid dividends on such Series C-1 Preferred Share; and (b) the amount that such holder of Series C-1 Preferred Share(s) would have received had no Preference Amount were payable after a Liquidation Event and the entire assets and funds of the Company legally available for distribution to the Preferred Shares and Ordinary Shares were to be distributed on a pro rata, paripassu basis among the holders of the Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares (collectively, the “Series C-1 Preferred Share Preference Amount”);

(5)                                 for the holder of the Series B-4 Preferred Shares, subject to the provisions of Article 145A(13), an amount equal to the greater of:(a) an amount that equals to (A) the number of Series B-4 Preferred Shares then held by such holder multiplied by (B) (i) one hundred percent (100%) of the Series B-4 Preferred Share Issue Price, plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the Series B-4 Preferred Share Issue Price, beginning on June 27, 2016, plus (iii) all declared but unpaid dividends on such Series B-4 Preferred Share; and (b) the amount that such holder of Series B-4 Preferred Share(s) would have received had no Preference Amount were payable after a Liquidation Event and the entire assets and funds of the Company legally available for distribution to the Preferred Shares and Ordinary Shares were to be distributed on a pro rata, paripassu basis among the holders of the Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares (collectively, the “Series B-4 Preferred Share Preference Amount”);

(6)                                 for the holder of the Series B-3 Preferred Shares, subject to the provisions of Article 145A(13), an amount equal to the greater of:(a) an amount that equals to (A) the number of Series B-3 Preferred Shares then held by such holder multiplied by (B) (i) one hundred percent (100%) of the Series B-3 Preferred Share Issue Price, plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the Series B-3 Preferred Share Issue Price, beginning on March 25, 2016, plus (iii) all declared but unpaid dividends on such Series B-3 Preferred Share; and (b) the amount that such holder of Series B-3 Preferred Share(s) would have received had no Preference Amount were payable after a Liquidation Event and the entire assets and funds of the Company legally available for distribution to the Preferred Shares and Ordinary Shares were to be distributed on a pro rata, paripassu basis among the holders of the Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares (collectively, the “Series B-3 Preferred Share Preference Amount”);

(7)                                 for the holder of the Series B-2 Preferred Shares, subject to the provisions of Article 145A(13), an amount equal to the greater of: (a) an amount that equals to (A) the number of Series B-2 Preferred Shares then held by such holder multiplied by (B) (i) one hundred percent (100%) of the Series B-2 Preferred Share Issue Price, plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the Series B-2 Preferred Share Issue Price, beginning on January 28, 2016, plus (iii) all declared but unpaid dividends on such Series B-2 Preferred Share; and (b) the amount that such holder of Series B-2 Preferred Share(s) would have received had no Preference Amount were payable after a Liquidation Event and the entire assets and funds of the Company legally available for distribution to the Preferred Shares and Ordinary Shares were to be distributed on a pro rata, paripassu basis among the holders of the Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares (collectively, the “Series B-2 Preferred Share Preference Amount”);

(8)                                 for the holder of the Series B-1 Preferred Shares, subject to the provisions of Article 145A(13), an amount equal to the greater of: (a) an amount that equals to (A) the number of Series B-1 Preferred Shares then held by such holder multiplied by (B) (i) one hundred percent (100%) of the Series B-1 Preferred Share Issue Price, plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the Series B-1 Preferred Share Issue Price, beginning on November 16, 2015, plus (iii) all declared but unpaid dividends on such Series B-1 Preferred Share; and (b) the amount that such holder of Series B-1 Preferred Share(s) would have received had no Preference Amount were payable after a Liquidation Event and the entire assets and funds of the Company legally available for distribution to the Preferred Shares and Ordinary Shares were to be distributed on a pro rata, paripassu basis among the holders of the Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares (together with the Series B-4 Preferred Share Preference Amount, the Series B-3 Preferred Share Preference Amount and the Series B-2 Preferred Share Preference Amount, collectively the “Series B Preference Amount”);

(9)                                 for the holder of the Series A-2 Preferred Shares, subject to the provisions of Article 145A(14), an amount equal to the greater of: (a) an amount that equals to (A) the number of Series A-2 Preferred Shares then held by such holder multiplied by (B) (i) one hundred percent (100%) of the Series A-2 Preferred Share Issue Price, plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the Series A-2 Preferred Share Issue Price, beginning on June 5, 2015, plus (iii) all declared but unpaid dividends on such Series A-2 Preferred Share; and (b) the amount that each holder of Series A-2 Preferred Share(s) would have received had no Preference Amount were payable after a Liquidation Event and the entire assets and funds of the Company legally available for distribution to the Preferred Shares and Ordinary Shares were to be distributed on a pro rata, paripassu basis among the holders of the Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares (collectively, the “Series A-2 Preferred Share Preference Amount”);

(10)                          for the holder of the Series A-1 Preferred Shares, subject to the provisions of Article 145A(14), an amount equal to the greater of: (a) an amount that equals to (A) the number of Series A-1 Preferred Shares then held by such holder multiplied by (B) (i) one hundred percent (100%) of the Series A-1 Preferred Share Issue Price, plus (ii) an amount accruing thereon at a compound annual rate of eight percent (8%) of the Series A-1 Preferred Share Issue Price, beginning on June 5, 2015, plus (iii) all declared but unpaid dividends on such Series A-1 Preferred Share; and(b) the amount that each holder of Series A-1 Preferred Share(s) would have received had no Preference Amount were payable after a Liquidation Event and the entire assets and funds of the Company legally available for distribution to the Preferred Shares and Ordinary Shares were to be distributed on a pro rata, paripassu basis among the holders of the Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares (together with the Series A-2 Preferred Share Preference Amount, collectively the “Series A Preference Amount”, together with the Series B Preference Amount, Series C-1 Preference Amount, Series C-2 Preference Amount, Series C-3 Preference Amount and Series D Preference Amount, the “Preference Amount”);

(11)                          if the Company has insufficient assets to permit payment of the Series D Preferred Share Preference Amount in full to all holders of the then issued and outstanding Series D Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the then issued and outstanding Series D Preferred Shares in proportion to the full Series D Preferred Share Preference Amount that each such holder of the then issued and outstanding Series D Preferred Shares would otherwise be entitled to receive hereunder;

(12)                          after the full Series D Preferred Share Preference Amount has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall then be distributed to holders of Series C-3 Preferred Shares and Series C-2 Preferred Shares according to the sum of the Series C-3 Preferred Share Preference Amount and Series C-2 Preferred Share Preference Amount. If the Company has insufficient assets to permit payment of the Series C-3 Preferred Share Preference Amount and the Series C-2 Preferred Share Preference Amount in full to all holders of the then issued and outstanding Series C-3 Preferred Shares and Series C-2 Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the then issued and outstanding Series C-3 Preferred Shares and Series C-2 Preferred Shares in proportion to the full Series C-3 Preferred Share Preference Amount and Series C-2 Preferred Share Preference Amount that each such holder of the then issued and outstanding Series C-3 Preferred Shares and Series C-2 Preferred Shares would otherwise be entitled to receive hereunder;

(13)                          after the full Series D Preferred Share Preference Amount, the full Series C-3 Preferred Share Preference Amount and the full Series C-2 Preferred Share Preference Amount have been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall then be distributed to holders of Series C-1 Preferred Shares and Series B Preferred Shares according to the sum of the Series C-1 Preferred Share Preference Amount and Series B Preferred Share Preference Amount. If the Company has insufficient assets to permit payment of the Series C-1 Preferred Share Preference Amount and Series B Preferred Share Preference Amount in full to all holders of the then issued and outstanding Series C-1 Preferred Shares and Series B Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the then issued and outstanding Series C-1 Preferred Shares and Series B Preferred Shares in proportion to the full Series C-1 Preferred Share Preference Amount and Series B Preferred Share Preference Amount that each such holder of the then issued and outstanding Series C-1 Preferred Shares and Series B Preferred Shares would otherwise be entitled to receive hereunder;

(14)                          after the full Series D Preferred Share Preference Amount, the full Series C-3 Preferred Share Preference Amount and the full Series C-2 Preferred Share Preference Amount, the full Series C-1 Preferred Share Preference Amount and the full Series B Preference Amount have been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall then be distributed to holders of Series A Preferred Shares according to the Series A Preference Amount. If the Company has insufficient assets to permit payment of the Series A Preference Amount in full to all holders of the then issued and outstanding Series A Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the then issued and outstanding Series A Preferred Shares in proportion to the full Series A Preference Amount that each such holder of the then issued and outstanding Series A Preferred Shares would otherwise be entitled to receive hereunder; and

(15)                          after the full Preference Amount on all outstanding Preferred Shares have been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, paripassu basis among the holders of the Ordinary Shares.

145B.               Notwithstanding any other provision of Article 145A-E, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its Subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

145C.               In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company or any Liquidation Event, the value of the assets to be distributed to the Shareholders shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the shareholders’ meeting, which decision shall include the approval from the Preferred Majority. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)                                                                                 If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)                                                                                 If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)                                                                                  If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board (with at least one affirmative vote from any Series C Director).

145D.               The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the shareholders’ meeting. The Preferred Majority shall have the right to challenge any determination by the liquidator or the shareholders’ meeting, as the case may be, of fair market value pursuant to this Article 145A-E, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the shareholders’ meeting, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party

145E.                Article 145A-E shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of a Qualified Initial Public Offering, or (b) the consummation of a Liquidation Event.

CONTINUATION

146.                        The Company may by an Ordinary Resolution or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

CHANGES TO CONSTITUTION

147.                        Subject to the provisions of the Memorandum and the Shareholders Agreement, the Company may from time to time, by Special Resolution, change the name of the Company, alter or add to the Memorandum or these Articles.